Agreement No.: PS21-004 1 Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. SERVICE AGREEMENT MAIN DOCUMENT Name of Project: Cloud Infrastructure Services Management for Polestar Short description of activities under this Service Agreement: The Service Provider will, by using its existing connected services management organisation, provide to and manage on behalf of Purchaser a number of connected services, such as [***]. This Service Agreement is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Performance AB, 556653-3096, a corporation organized and existing under the laws of Sweden (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”). B. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement. C. In light of the foregoing, the Parties have agreed to execute this Service Agreement. AGREEMENT 1. GENERAL 1.1 This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and performance of the Parties’ activities hereunder (the “General Terms”). 1.2 All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

Agreement No.: PS21-004 2 2. SERVICE SPECIFICATION 2.1 The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1. 3. AFFILIATE 3.1 Affiliate shall for the purpose of this Service Agreement have the following meaning: “Affiliate” means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding UK PLC; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. 4. SERVICE CHARGES 4.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described in Appendix 3 of this Agreement (the “Service Charges”). 4.2 The Service Charges shall be determined by Service Provider in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The Service Charges shall be calculated using the cost plus method, i.e. full cost incurred plus an arm´s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser. 4.3 The Service Charges shall be paid in the currency: [***]. 5. PAYMENT 5.1 If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser. 5.2 The actual Service Charges shall be invoiced as set forth in Appendix 3 and paid by Purchaser in accordance with what is set out in the General Terms. 6. GOVERNANCE FORUM 6.1 The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 6. 6.2 The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Business Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

Agreement No.: PS21-004 3 6.3 The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 7. TERRITORY 7.1 For the purposes of this Service Agreement, the “Territory” shall mean the markets listed in Appendix 1A – Connected Car Territory. 8. TEMPLATE FINANCIAL REPORTING 8.1 The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser. 9. DATA PROCESSING AGREEMENT 9.1 Given that if Service Provider processes any personal data on Purchaser’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties agree that the General Data Processing Agreement between the Parties dated 1 June 2019, as subsequently amended, shall apply between the Parties, and shall be deemed an integrated part of this Service Agreement. 9.2 The Parties shall at all times comply with applicable laws on protection of personal data, in particular, but not limited to the EU Data Protection Laws (as defined in the General Terms in Appendix 2), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith. 10. ORDER OF PRIORITY 10.1 In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply: (1) This Main Document (2) Appendix 2, General Terms – Service Agreement (3) Appendix 1, Service Specification (4) Appendix 1A, Connected Car Territory (5) Appendix 3, Service Charges 11. NOTICES 11.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms: (a) To Service Provider: Volvo Car Corporation Attention: [***]

Agreement No.: PS21-004 4 50419 Related Party Business VAK HC2N SE-405 31 Göteborg Email: [***] With a copy not constituting notice to: Volvo Car Corporation Attention: [***] 95000 Connected Experience and Data Platform SE-405 31 Göteborg Email: [***] (b) To Purchaser: Polestar Performance AB Attention: [***] Assar Gabrielssons väg 9 SE-405 31 Gothenburg, Sweden Email: [***] With a copy not constituting notice to: Polestar Performance AB Attention: Legal Department SE-405 31 Gothenburg, Sweden Email: legal@polestar.com ______________________________ [SIGNATURE PAGE FOLLOWS]

Agreement No.: PS21-004 5 This Service Agreement has been signed electronically by both Parties. VOLVO CAR CORPORATION POLESTAR PERFORMANCE AB By: /s/ Maria Hemberg By: /s/ Anna Rudensjö Title: General Counsel Title: General Counsel By: /s/ Johan Ekdahl By: /s/ Dennis Nobelius Title: CFO Title: COO ______

PS21-004 1 SERVICE AGREEMENT APPENDIX 1 SERVICE SPECIFICATION 1. GENERAL 1.1 This Service Specification is a part of the Service Agreement executed between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the Service Agreement, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities. 1.2 This Service Specification consists of this Appendix 1 – Service Specification and its Appendix 1A – Connected Car Territory, in which the supported markets are defined. 1.3 In the event there are any contradictions or inconsistencies between the terms of this Service Specification and Appendix 1A, the terms of this Service Specification shall prevail. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Main Document. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 MNO means “Mobile Network Operator”. 2.3 SLA means “Service Level Agreement”, e.g. level of provided services agreed between the Parties. 2.4 QA means “Quality Assurance”. 2.5 PS1 and PS2 means “Polestar 1” respectively “Polestar 2”, e.g. Purchaser’s car models. 2.6 Service Request means the established service request process that is established between Service Provider and Purchaser to manage all kind of support requests, from request to agreement, between the Parties. 3. GENERAL DESCRIPTION 3.1 The Parties have agreed that Service Provider shall support and provide Purchaser with connected car services as defined in this Appendix 1. The Services shall enable Purchaser branded cars to be connected and run connected services. For these connected services to work, there are a number of platform enablers: [***], which shall be made available to Purchaser as part of the Services. 3.2 The overall objective of the activities is to support the connectivity platform used by Purchaser, which means managing of incidents, problems, changes, traffic and performance.

PS21-004 2 4. ASSUMPTIONS/PRE-REQUISITES 4.1 MNO responsibility: Service Provider will not be or act as an MNO. Nor will Service Provider be responsible or claim responsibility for the contract between Purchaser and the MNO, but will take a leading role in coordination of contract negotiations if Purchaser chooses to follow Service Provider’s choice of MNO. 5. DESCRIPTION OF THE SERVICE ACTIVITIES 5.1 Territory The Services set out in this Appendix 1 are provided by Service provider to Purchaser within the Territory (as defined in the Main Document and as further described in Appendix 1A). 5.2 Platform Enablers [***] (APN) [***] (“C3”) [***] (“PKI”) [***] [***] 5.3 Service Operation Service Provider’s Operations act on alert and other sources indicating disturbances in the agreed services provided to Purchaser. The Parties agree that, following the completion of a formal Service Request process, Appendix 1A may be updated from time to time. The Parties also agree that any such change will be reflected in the service charges according to Appendix 3. 5.4 Agreed connected services provided The list of connected services provided is managed and maintained in the OpCom (as defined in Section 5.6 below). Change and Release Management: The objective of the change management process is to ensure that homogenous methods and procedures are used for well-organized and rapid handling of all changes. 5.5 Development In order to prepare Service Provider’s systems and processes to enable Purchaser to use and benefit from them, Service Provider has made development and modifications to its applications and systems. Purchaser will fully compensate Service Provider for this unique development cost in accordance with Appendix 3, Section 3.4.

PS21-004 3 Service Provider will continuously develop and improve the applications, functionality, features and Services included in this Service Agreement and Purchaser acknowledge that a fair share of the related costs will be charged to Purchaser as further set-out in Appendix 3, Section 3.3. In the event that a wish or a need to develop any feature or function, related to the Services under this Service Agreement, that are only beneficial to or used by Purchaser, Purchaser may request such work by submitting a formal Service Request. Such work (unique development) may only commence if the Parties agree the scope, timing and the estimated cost, which would be unique developments costs in accordance with Appendix 3, Section 3.4. For the avoidance of doubt, Service Provider has the right to reject any Service Request at its sole discretion, even if the Service Request would be considered within the scope of this Service Agreement. 5.6 Operational steering and Scope Changes In addition to what is stated in Section 13.1 in Appendix 2, the Parties agree that they in good faith shall set up and agree upon an operational steering model in respect of this Service Agreement, which shall include an Operational Committee (“OpCom”) with members from both Parties and which shall, at least on a quarterly basis, review the service performance as well as review and agree potential scope changes. For the avoidance of doubt, in case the OpCom fails to agree in a matter, the issue shall be escalated in accordance with Section 6 in the Main Document. 6. TIMING AND DELIVERABLES 6.1 The development and set-up of services commenced in 2018. The actual service management commenced on 18 November 2019. ______________________________

PS21-004 1 Service Agreement Appendix 1A Cloud Infrastructure Services Territory 1. GENERAL This Appendix 1A is a part of the Service Agreement executed between Service Provider and Purchaser. This document sets out the country scope where Service Provider provides operational services and services via third party suppliers according to Appendix 1, the Service Description. 2. COUNTRIES IN SCOPE [***] _______________________________

PS21-004 1 SERVICE AGREEMENT APPENDIX 2 GENERAL TERMS 1. BACKGROUND This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties. 2. DEFINITIONS 2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document. 2.2 “Appendix” means an appendix to the Main Document. 2.3 “Background IP” means the Intellectual Property Rights either: (a) owned by either of the Parties; (b) created, developed or invented by directors, managers, employees or consultants of either of the Parties; (c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement. 2.4 “Change Management” means maintenance and development of the Services. 2.5 “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know- how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement. 2.6 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 2.7 “EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not

PS21-004 2 limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing. 2.8 “Force Majeure Event” shall have the meaning set out in Section 16.1.1. 2.9 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement. 2.10 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 2.11 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers. 2.12 “Main Document” means the contract document (with the heading “Main Document - Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix. 2.13 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement. 2.14 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 2.15 “Purchaser Data” means any information that is processed or stored through the Services by Purchaser, Purchaser’s Affiliates or on Purchaser’s behalf, and includes, without limitation, information provided by Purchaser’s customers, employees, and other users and by other Third Parties, other information generated through use of the Services by or on Purchaser’s behalf. 2.16 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. 2.17 “Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any

PS21-004 3 other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not. Results shall exclude any Purchaser Data. 2.18 “Services” shall mean the services to be performed or provided by Service Provider to Purchaser hereunder, including all other services under the Appendices attached hereto. 2.19 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. 2.20 “Service Charges” means the service charges as set forth or referenced to in the Main Document. 2.21 “Service Specification” describes the Services to be performed or provided by Service Provider to Purchaser hereunder including, if applicable, a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement. 2.22 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement. 2.23 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. 2.24 “Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of Purchaser. 2.25 The right to “have made” is the right of Purchaser to have another person (or their subcontractor of any tier) make for Purchaser and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for Purchaser. 3. PROVISION OF SERVICES 3.1 Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification. 3.2 Providing the Services. Subject to Purchaser’s full and continued payment of the Service Charges, Service Provider shall provide or perform the Services to Purchaser for the term of this Service Agreement. The Services are deemed provided by Service Provider to Purchaser when the Services are made accessible to Purchaser. 3.3 Change Management.

PS21-004 4 Service Provider has no obligation to, upon Purchaser’s request, perform Change Management in relation to the Services. However, Purchaser may apply, through a formal Service Request (as defined in Appendix 1), for performance of Change Management to Service Provider who shall investigate the possibility to support and potential consequences of such request before deciding, in its sole discretion, if to perform the Change Management or not. 3.4 Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement within the Territory. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of any Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services. 3.5 Subcontractors. The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser but only in such cases where there is a material impact in relation to the delivery of the Services to Purchaser. Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed. 3.6 Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under this Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties. 4. SERVICE REQUIREMENTS 4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner. 4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. 4.3 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible.

PS21-004 5 4.4 In the event Service Provider fails to act in accordance with Section 4.3 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 18.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 15.4. 4.5 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services. 4.6 Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects. 5. INTELLECTUAL PROPERTY RIGHTS 5.1 Ownership of existing Intellectual Property Rights. Each Party remains the sole and exclusive owner of its Background IP and any Intellectual Property Rights which are modifications, amendments or derivatives of any Intellectual Property Rights already owned by such Party. Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 5.2 Ownership of Results. Service Provider shall be the exclusive owner of the Results, including all modifications, amendments and developments thereof. Purchaser shall be the exclusive owner of any Purchaser Data. 5.3 License grant. Service Provider hereby grants to Purchaser a non-exclusive, irrevocable, perpetual (however at least 50 years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)), non- assignable (however assignable to the Party’s Affiliates and related companies) license to, within the Territory: (a) Use, in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results to the extent such license is necessary or reasonably necessary to make use of this license granted to the Results and the Services provided hereunder; and (b) design, engineer, Use, make and have made, repair, service, market, sell and make available products and/or services based on, incorporating or using the Results and any Background IP referred to in (a) above, in whole or in part. Purchaser hereby grants to Service Provider a limited, non-exclusive and non-transferable license, to copy, store, configure, perform, display and transmit Purchaser Data in so far as necessary to provide, maintain and improve the Services.

PS21-004 6 Any license granted in Section 5.3.1 above shall, in relation to the Results generated through the performance of Services in accordance with Appendix 1 Section 5.5.3 of this Service Agreement, e.g. unique development for Purchaser (“PS Unique Results"), be exclusive instead of non-exclusive. As a consequence thereof Service Provider shall have no right to make any Use whatsoever of, or to grant any further licenses to, any PS Unique Results, except in so far as may be necessary to provide the Services to Purchaser. The Parties agree and acknowledge to keep a record that expressly identifies any PS Unique Results. Unless any Results is expressly identified in such record it shall not be considered PS Unique Results. In the event Service Provider would like to make use of PS Unique Results, in whole or in parts, in accordance with Section 5.3.3 above it may at its sole discretion, while accompanied by a service request to Purchaser, and upon payment of the following compensation, determine that the relevant PS Unique Results shall no longer be licensed under an exclusive license but instead be licensed under an non-exclusive license. Service Provider shall in such a case pay Purchaser a compensation. The compensation should equal [***] of the amount included in the Service Charge for such unique development services (as defined in Section 5.5.3 of the Service Specification in Appendix 1). For the avoidance of doubt, Service Provider´s right under this Section 5.3.4 may be exercised at any time also after the term of this Agreement. Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Results or Background IP, except as expressly stated herein. The license granted from Service Provider to Purchaser under Section 5.3.1 above shall be fully sublicensable to the Purchaser’s Affiliates within the Territory but shall not be sublicensable to any Third Party without prior written approval from Service Provider, which may be subject to further terms and conditions under separate written agreements. 5.4 Suspected infringement. Purchaser shall promptly (upon becoming aware) notify Service Provider in writing of: (a) any conduct of a Third Party that Purchaser reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed or made available as part of the Services to Purchaser hereunder by a Third Party; or (b) any allegations made to Purchaser by a Third Party that any Intellectual Property Rights licensed or made available as part of the Services hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party. In the event that Purchaser has provided Service Provider a notification pursuant to Section 5.4.1(a) above, and Service Provider decides not to take any action against the Third Party, Service Provider may approve in writing that Purchaser shall be entitled to itself take action against the Third Party at its own cost. If Service Provider approves, it shall provide reasonable assistance to Purchaser, as requested by Purchaser at Purchaser’s expense. If Service Provider does not approve to the other Party taking such action, the issue should be escalated to the Strategic Board for decision.

PS21-004 7 For the avoidance of doubt, Service Provider has no responsibility in the event the Services are alleged to infringe in any Third Party’s Intellectual Property Rights and Service Provider has, except for what is set out above in this Section 5.4 no obligation to defend and hold Purchaser harmless from and against any alleged infringements. 5.5 Volvo brand name. For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products. This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 5.6 Polestar brand name. Correspondingly, it is especially noted that this Service Agreement does not include any right to use the Polestar brand name or Trademarks, or refer to Polestar in communications or official documents of whatever kind. This means that this Service Agreement does not include any rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 6. SERVICE CHARGES 6.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document. 7. PAYMENT TERMS 7.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7. 7.2 Service Provider is responsible for charging and declaring sales tax/VAT or other taxes as follow from applicable law. Any applicable sales tax/VAT on the agreed price will be included in the invoices and paid by Purchaser. All amounts referred to in this Service Agreement are exclusive of VAT. 7.3 If Service Provider is obligated to collect or pay taxes, such taxes shall be invoiced to Purchaser, unless Purchaser provides a valid tax exemption certificate authorized by the appropriate Tax Authority. If Purchaser is required by law to withhold any taxes from its payments, Purchaser must provide an official tax receipt or other appropriate documentation to support this withholding.

PS21-004 8 7.4 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within [***] after the invoice date. 7.5 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per annum. 7.6 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document. 8. AUDIT 8.1 During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement. 8.2 Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, make reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee. 9. REPRESENTATIONS 9.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 9.2 To the extent any Results or Background IP is embedded, or otherwise included, in or made available through the Services and subject to the license granted in Section 5.3 above, the Parties acknowledge that the Results and Background IP is licensed on an “as is” basis, without any warranties or representations of any kind (except for the warranties in Section 9.1 above), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, non-infringement,

PS21-004 9 completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible by law. 10. SERVICE WARRANTY 10.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge. 10.2 Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing. 10.3 Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim. 11. LIMITATION OF LIABILITY 11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement. 11.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to [***]. 11.3 The limitations of liability set forth in this Section 11 shall not apply in respect of: (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence; (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 14 below; or

PS21-004 10 (d) damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property. 12. INDEMNIFICATION 12.1 [***] 12.2 [***] 13. GOVERNANCE AND CHANGES 13.1 Governance. The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement. The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 13.2 Changes. During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 13.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time. The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification. 14. CONFIDENTIAL INFORMATION 14.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 14.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 14.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

PS21-004 11 (a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is obtained from a Third Party who is free to divulge the same; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; (e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or (f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 14.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Party uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 14. 14.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information. 14.5 If any Party violates any of its obligations described in this Section 14, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 18.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 14.6 For the avoidance of doubt, this Section 14 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Services, to any Third Party, notwithstanding what it set forth above in this Section 14. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider. 14.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.

PS21-004 12 15. TERM AND TERMINATION 15.1 This Service Agreement shall become effective retroactively from 1 January 2018 and shall, unless terminated in accordance with this Section 15 below, remain in force. 15.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event: (a) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or (b) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 15.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement. 15.4 Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 provided that the issue first has been escalated in accordance with Section 18.1. 15.5 Either Party shall in addition be entitled to terminate this Service Agreement for convenience upon 18 months written notice to the other Party. 15.6 In the event Purchaser terminates the Services in accordance with Section 15.5 above, the Service Charges shall, instead of what is set out in the Main Document, correspond to Service Provider’s costs for the Services performed up, until and including the effective date of the termination, including the mark-up otherwise applied to calculate the Service Charges in accordance with the Main Document and any other reasonable proven costs Service Provider has incurred. 15.7 In the event that Service Provider is no longer allowed to grant any rights or licenses to Purchaser that Service Provider receives from a Third Party and that are part of the Services provided hereunder, the relevant licenses and rights as granted to Purchaser under this Service Agreement will automatically terminate upon the revocation or termination to the extent that Service Provider is no longer allowed to grant such rights or licenses and Service Provider shall inform Purchaser on the extent of any revocation or termination as soon as reasonable possible. Service Provider shall make reasonable efforts to mitigate any impact from any termination or revocation under the foregoing including but not limited to finding replacements or alternative solutions in so far as it would otherwise have a material impact on the Services as provided under this Agreement, subject to the Service Charges principles established under this Agreement. 15.8 Effect of Termination. Upon the date when any termination takes effect, Purchaser shall cease any use of the Services as provided under this Service Agreement, or relevant terminated part thereof, and Service Provider shall cease to provide the Services to the same extent.

PS21-004 13 Further, in case of absence of a customary export function in relation to Purchaser Data, the Parties shall enter into good faith negotiations on how to make Purchaser Data available to Purchaser. Further, the Parties agree and acknowledge that, subject to the payment of all Service Charges owed under this Service Agreement at the conclusion of termination and only to the extent of the version in existence at the conclusion of termination, Purchaser shall have the right and license to the Results and Background IP as granted and further described under Section 5.3 (License grant) and to PS Unique Results under Section 5.3.3, while excluding any Third Party’s rights and licenses. Further, the Parties agree and acknowledge that any stand- alone implementation of such IP by Purchaser may require including but not limited to further knowledge transfers and support in relation to procuring Third Party rights or licenses, which are not subject to this Service Agreement. In case Purchaser desires to pursue a stand-alone implementation of such IP, the Parties agree to enter into good faith negotiations in relation to the necessary service agreements, including but not limited to support in procuring Third Party services and licenses, to enable such activity. 16. MISCELLANEOUS 16.1 Force majeure. Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event. A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non- performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 16.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery;

PS21-004 14 (b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission; (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate. 16.3 Assignment. Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent. Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party. 16.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 16.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended. 16.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices. 16.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid. 16.8 Survival. If this Service Agreement is terminated or expires pursuant to Section 15 above, Section 5.3 (License grant) subject to the terms further described in Section 15.8.3, Section 14 (Confidentiality), Section 15.8 (Effect of Termination), Section 17 (Governing Law), Section 18 (Dispute Resolution) as well as this Section 16.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. For clarity, any surviving licenses are further regulated in Section 15.8.3.

PS21-004 15 17. GOVERNING LAW 17.1 This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of Sweden, without giving regard to its conflict of laws principles. 18. DISPUTE RESOLUTION 18.1 Escalation principles. In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 18.2 below. All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 14 above. Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 18.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 18.2 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to

PS21-004 16 be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators. Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. ______________________________

PS21-004 1 Service Agreement Appendix 3 Service Charges 1. GENERAL 1.1 This Appendix 3 stipulates the rules and principle for the Service Charges payable by Purchaser to Service Provider for Services delivered under this Service Agreement. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 “Car Park” means the number of vehicles, independent of brand, that are connected to the Services. Only cars that were connected for the first time during the last five calendar years, including current year, shall be calculated. 2.3 “Mark-up” means the additional charge added to all Service Provider’s costs in order to fulfil the “arm’s length principle” as necessary in business relations between related parties. 2.4 “Running Operations Costs” means that Purchaser utilize Service Provider’s incident and problem management organization to solve connectivity platform issues and problems. Running Operations Costs also includes that Purchaser has the right to utilize Service Provider’s Third Party contracts and licenses with suppliers for connectivity services. 2.5 “Utilisation” means the estimated share, in percentage, of the Connected Services applications portfolio that is used to deliver the Services to Purchaser under this Service Agreement. The utilization rate shall be revised before every yearly forecast. 3. SERVICE CHARGES 3.1 The Service Charges payable by Purchaser to Service Provider consists of three different parts: i. Initial License Fee – One-time compensation for the historical development costs of Service Provider’s Cloud Infrastructure, ii. Yearly License Fee – Yearly fee to compensate for the yearly development costs of Service Provider’s Cloud Infrastructure, iii. Unique Development Costs – Development costs that are only benefitting Purchaser, and iv. Running Operations Costs – Operations and maintenance of systems and services The above listed Service Charge categories are further defined below in this Section 3. 3.2 Initial License Fee

PS21-004 2 The Service Provider has over several years developed the systems, processes, functionality and Third Party contracts to which Purchaser, through this Service Agreement, will get access and benefit from. Therefore, the Parties agree that Purchaser shall pay to Service Provider an Initial License Fee as compensation for a reasonable share of the occurred historical development costs. [***] The Parties have agreed that the Initial License Fee shall be [***]. Service Provider shall invoice this amount to Purchaser following the execution of this Service Agreement. 3.3 Yearly License Fee (common development costs) The Parties agree that Purchaser shall compensate Service provider for costs related to development and improvement of the Services, benefitting both Parties, [***]. The amount shall be invoiced annually after the year has ended. [***]. The Yearly License Fee for 2020, [***] and will be invoiced as a lumpsum with the first invoice under this Service Agreement, following the execution of this Service Agreement. For year 2021 and onwards, Service Provider shall in October each year provide Purchaser with a forecast of the amount to be charged for that current year. However, the actual invoice will be based on the full year actual costs at the end of the year. 3.4 Unique Development Costs for the purpose of Purchaser In order to prepare Service Provider’s systems and processes to enable Purchaser to use and benefit from them, Service Provider has had, and may in the future have, costs for that specific purpose. The Parties agree that Service Provider shall be fully compensated by Purchaser for these Unique Development Costs. The Parties agree that the Unique Development Costs for calendar years 2018 and 2019 is [***] based on [***] hours at the hourly rate of [***]. This amount will be invoiced as a lumpsum with the first invoice under this Service Agreement, following the execution of this Service Agreement. Any additional development of functionality which is unique for Purchaser, shall after a submitted, quoted and agreed Service Request (as defined in Appendix 1), be invoiced, monthly as they occur, based on actual number of hours performed, to at the time valid hourly rates (determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties) and any other proven and related expenses. 3.5 Running Operations Costs Service Provider continuously have costs for operating and maintaining the systems and the services delivered from the systems. This includes but is not limited to, costs for Service Provider’s own staff (including consultants) as well as costs for Third Party providers, licenses and volume consumption. The parties agree that Purchaser shall pay [***].

PS21-004 3 As shown in the table below, [***] of the estimated Running Operations Costs in 2020 is [***] and it will be invoiced as a lumpsum with the first invoice under this Service Agreement, following the execution of this Service Agreement. [***] For year 2021 and onwards, Service Provider shall in October each year provide Purchaser with a forecast of the amount to be charged for that current year. However, the actual invoice will be based on the full year actual costs at the end of the year. Purchaser acknowledges that, in addition to the costs specified in Section 3.5.3 and 3.5.4 above, cloud traffic charges ([***]) for Purchaser’s users will be re-charged to Purchaser by Service Provider. 3.6 The Parties agree that all costs in this Appendix 3 are estimations and that the final amounts to be paid by Purchaser shall be based on the actual cost occurred, using the principles described in this Section 3 above. ________________________________